CERTIFICATE OF AMENDMENT
                     OF THE CERTIFICATE OF INCORPORATION OF
                       COMMUNITY HOME MORTGAGE CORPORATION

                Under Section 805 of the Business Corporation Law

WE, THE UNDERSIGNED, Ira Silverman and Daniel Silverman, being the president and the secretary respectively of Community Home Mortgage Corporation, hereby certify:

1. The name of the corporation is Community Home Mortgage Corporation. The name under which the corporation was formed is Esquire Funding Group, Inc.

2. The certificate of incorporation of said corporation was filed in the Department of State on the 12th day of December, 1988.

3. (a) The certificate of incorporation is hereby amended to increase the number of shares which the corporation is authorized to issue from 1,000 shares of common stock (no par value) and 1,000 shares of preferred stock (no par value), to 20,000,000 shares of common stock (par value $.01 per share) and 1,000,000 shares of preferred stock (par value $.01 per share).

(b) To effect the foregoing changes, Article Fourth, subdivision (a), which sets forth the aggregate number of shares ,which the corporation shall have authority to issue, the division of such shares into classes, and the par value of the shares in each class, is hereby deleted in its entirety and replaced with the following Article:

Fourth: (a) The aggregate number of shares which the corporation shall have authority to issue is 21,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share.

This amendment to the certificate of incorporation of Community Home Mortgage Corporation provides for a change of shares as follows:

Issued Shares: The amendment provides for a change of 500 issued shares of common stock, no par value. Resulting from the change are 500 issued shares of common stock, par value $.01 per share. The ratio of change is 1 for 1. The amendment provides for a change of 142 issued shares of preferred stock, no par value. Resulting from the change are 142 shares of preferred stock, par value $.01 per share. The rate of change is 1 for 1. The terms of the change are that the stockholders shall exchange their certificates for new certificates indicating the new capitalization of the corporation.

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Unissued Shares:  The amendment  provides for a change of 500 unissued shares of common stock, no par value. Resulting from the change are 19,999,500 unissued shares of common stock, par value $.01 per share. The rate of change is 39,999 for 1. The amendment provides for a change of 858 unissued shares of preferred stock, no par value. Resulting from the change are 999,858 unissued shares of preferred stock, par value $.01 per share. The rate of change is 1,165.3356 for 1.

4. The foregoing amendment was authorized in the following manner: by the unanimous written consent of the board of directors followed by the unanimous written consent of all shareholders entitled to vote.

         IN WITNESS WHEREOF, we: have signed this certificate on the 3rd day of November 2000.

         IN WITNESS WHEREOF, we have signed this certificate on the 3rd day of November 2000 and we affirm the statements contained therein as true under penalties of perjury.

                                                          /s/ Ira Silverman
                                                          -----------------
                                                          Ira Silverman
                                                          President

                                                          /s/ Daniel Silverman
                                                          ---------------------
                                                          Daniel Silverman
                                                          Secretary